UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/27/2008

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31262

Delaware	01-0609375
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

622 Third Avenue, 37th Floor
New York, NY 10017
(Address of principal executive offices, including zip code)

(212) 885-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On August 27, 2008, a U.S. District Court jury in Portland, Oregon reached a verdict against a subsidiary of Asbury Automotive Group, Inc. (the "Company") in an action by four former salesmen alleging claims related to a hostile work environment at its former Thomason Toyota dealership in Gladstone, Oregon during 2005. During trial, the court dismissed plaintiffs' claims for race discrimination and retaliation in employment as well as their claims for economic damages. The jury awarded $19 million in total damages against the Company consisting of $8 million in non-economic damages and $11 million in punitive damages.

The Company will seek to overturn the verdict or eliminate or reduce damages in post-trial motions before the District Court and, if necessary, to appeal to the U.S. Court of Appeals for the Ninth Circuit. The Company believes that the jury verdict is unsupported by both the evidence and the law, and that it will prevail either in post-trial motions or on appeal. The Company is vigorously defending its position in this action.

The Company sold its Thomason Toyota dealership in 2006, though the alleged conduct involved in this matter occurred before the sale.

This Current Report on Form 8-K contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to the Company's pursuit of post-trial motions and appeals, and the likelihood of the success of its post-trial motions and appeal. These statements are based on management's current beliefs and expectations and involve significant known and unknown risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, among other things, the unpredictable nature of litigation, the legal discretion of the judge in this matter and any appeals court with respect to post-trial motions and appeals. There can be no guarantees that the Company's post-trial motions or any resulting appeals will be successful in whole or in part. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asbury Automotive Group, Inc.

Date: September 03, 2008	By:	/s/ Charles R. Oglesby
Charles R. Oglesby
President and Chief Executive Officer